Exhibit 99.(a)(1)

CERTIFICATE OF TRUST

OF

THE PRUDENTIAL SERIES FUND

THIS CERTIFICATE OF TRUST of The Prudential Series Fund (the “Trust”), dated as of September 8, 2005, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §§ 3801 et seq.) (the “Act”).

1.             Name.  The name of the statutory trust is The Prudential Series Fund.

2.             Registered Agent.  The business address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.             Registered Investment Company.  The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.

4.             Series Trust.  Notice is hereby given that, pursuant to Section 3804 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof, and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.             Effective Date.  This Certificate of Trust shall be effective immediately upon filing in the office of the Secretary of State of the State of Delaware.

6.             Counterparts.  This Certificate of Trust may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have duly executed this Certificate of Trust in accordance with the Act.

/s/ Jonathan D. Shain
Jonathan D. Shain
as Trustee and not individually

/s/ John P. Schwartz
John P. Schwartz
as Trustee and not individually